DAVID L KOFFMAN

Date received
3/2/2009

February 25, 2009

Joseph Bellantoni
Boomerang Systems
c/o Crystal Resort Admin Offices
3621 Route 94, 2nd Floor
Hamburg, NJ 07419

Dear Joe:

As per our conversation of yesterday, please accept my resignation from the Board of Boomerang Systems, effective immediately; and if it works for you, Howard Rittberg is available to take my place until such time as I am ready to come back.

Very truly ours,

David L. Koffman

DLK/njl

Cc: Burton I. Koffman
Jeffrey P. Koffman
Howard Rittberg, Esq.
Ami Abramson

300 PLAZA DRIVE, VESTAL, NY 13850